Freeport-McMoRan Copper & Gold Inc.

Announces a Call for Redemption of its

8¼% Convertible Senior Notes

NEW ORLEANS, LA, June 25, 2004 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has called for redemption on July 31, 2004 all of its issued and outstanding 8¼% Convertible Senior Notes due 2006 (CUSIP Nos. 35671DAF2 and 35671DAD7) at a redemption price of 102.75%.  Currently $66.5 million of the Notes are outstanding.

As an alternative to redemption and at the option of the holder, the Notes are convertible until 5:00 p.m. (Eastern Standard Time) on July 30, 2004 into shares of FCX common stock at a conversion price of $14.30 per share, which is equal to a conversion rate of approximately 69.9301 shares of FCX common stock per $1,000 principal amount of Notes.  In lieu of any fractional share issuance, FCX will pay an equivalent amount in cash.

As long as the market price remains above $14.70 per share, holders of the Notes will receive shares of common stock with a greater market value upon conversion than they would otherwise receive upon redemption.  On June 24, 2004, the closing price of FCX common stock as reported on the New York Stock Exchange was $33.69 per share.

If the Notes are not converted into common stock prior to the redemption date, FCX would pay in cash the sum of $1,027.50 per $1,000 principal amount of Notes.  In addition, whether the holder elects redemption or conversion, holders of record at the close of business on July 15, 2004, will receive $41.25 per $1,000 principal amount of Notes, the full amount of unpaid interest accrued from the last interest payment on January 31, 2004 up to, but excluding the redemption date.

The Bank of New York, the Trustee, will mail today a notice of the specific terms of the redemption to all holders of record of the Notes.  Any questions may be directed to FCX at (504) 582-4490.

The distribution of cash proceeds for Notes that are redeemed will be a taxable event; the conversion of the Notes into shares of FCX common stock will not be a taxable event, except for any shares of common stock that represent payment of interest on the Notes that has not already been included in the holder’s taxable income and cash received in lieu of fractional shares.  Note holders should consult their tax advisors regarding their individual circumstances.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information about FCX is available on our Internet web site www.fcx.com.

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